                                                                      EXHIBIT 10

      On February 22, 2006, the Compensation Committee of the Board of Directors of Symbion, Inc. took the following actions:

SALARY INCREASES

      The Compensation Committee approved increases in base salaries of the Company's executive officers as follows:

Name                                            Title                      2005 Base Salary      2006 Base Salary
-------------------------    ---------------------------------------     --------------------    ---------------
Richard E. Francis, Jr.      Chairman and Chief Executive Officer        $322,640                $377,640
Clifford G. Adlerz           President and Chief Operating Officer        256,647                 288,647
William V.B. Webb            Chief Development Officer                    233,204                 251,204
Kenneth C. Mitchell          Chief Financial Officer and Senior           200,487                 206,502
                             Vice President of  Finance
                             Senior Vice President of Management          190,285                 195,994
R. Dale Kennedy              Services and Secretary

2006 BONUS PLAN

      The Compensation Committee approved a bonus plan for executive officers of the Company to be effective for the 2006 fiscal year. Pursuant to the 2006 bonus plan, Richard E. Francis, Jr., Clifford G. Adlerz, Kenneth C. Mitchell and R. Dale Kennedy may be awarded cash bonuses based upon the Company's attainment of earnings targets during 2006. The plan provides that the bonus of William V.B. Webb, the Company's Chief Development Officer, for 2006 will be based 30% upon targets related to the profitability of surgery centers acquired or developed during 2006; 35% upon targets related to the number of development projects completed during 2006 and 35% upon the Company's attainment of earnings targets during 2006. The maximum total bonus award that executive officers can receive ranges from 35% to 100% of base salary for 2006.

      Following the end of the 2006 fiscal year, the Compensation Committee will determine whether and the extent to which the applicable 2006 performance targets discussed above were met. The Compensation Committee will then award each executive officer a cash bonus (subject to each executive officer's election to receive restricted stock in lieu of cash pursuant to the Company's Deferred Stock Purchase Program) based on the achievement of the applicable performance targets. No payments will be made for performance below specified threshold levels. Payments for performance between the minimum threshold and the target level required to receive the maximum bonus award will be determined based on a formula. The Compensation Committee may make adjustments to the terms of awards in recognition of unusual or nonrecurring events affecting a participant or the Company, or the financial statements of the Company, or in the event of changes in applicable laws, regulations, or accounting principles.